Exhibit 99.1

PDL BioPharma, inc.
Nonstatutory Inducement Stock Option Grant Notice
As an inducement material to the decision by the undersigned person (“Participant”) to accept employment with PDL BioPharma, Inc. (the “Company”), the Company hereby grants an option (the “Option” or the “Award”) to purchase shares of common stock of the Company (the “Shares”) to the Participant, as set forth below. This Award is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”). This Award is subject to the terms and conditions set forth in this Nonstatutory Inducement Stock Option Grant Notice (this “Notice”) and the Nonstatutory Inducement Stock Option Agreement (the “Stock Option Agreement”) attached hereto, which is incorporated herein by reference. However, for convenience purposes, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice and the Stock Option Agreement.

Participant:	Dominique Monnet
Date of Grant:	September 11, 2017
Number of Option Shares:	961,000
Exercise Price:	$3.21
Option Expiration Date:	September 10, 2027
Tax Status of Option:	Nonstatutory Stock Option
Vested Shares:
Except as provided in the Stock Option Agreement and provided that Participant’s Continuous Service has not terminated prior to the relevant date set forth below, the Shares subject to the Option shall vest and become “Vested Shares” as follows:

(a) Twenty-five percent (25%) of the Shares subject to the Option shall vest on September 10, 2018;
(b) Twenty-five percent (25%) of the Shares subject to the Option shall vest on a monthly basis pro rata over the thirty-six (36) months following September 10, 2018;
(c) Twenty-five percent (25%) of the Shares subject to the Option shall vest upon a thirty-three percent (33%) increase in the price of the Company’s Common Stock above the Exercise Price for twenty (20) consecutive trading days; and
(d) Twenty-five percent (25%) of the Shares subject to the Option shall vest upon a fifty percent (50%) increase in the price of the Company’s Common Stock above the Exercise Price for twenty (20) consecutive trading days.

In addition, all of the Shares subject to the Option shall become Vested Shares in the event of a Change in Control (as defined in Section 4.1(c) of the Stock Option Agreement) provided that Participant’s Continuous Service has not terminated prior to the date of such Change in Control.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and Participant agree that the Option is governed by this Notice and by the provisions of the Plan and the Stock Option Agreement, which is made a part of this document. Participant acknowledges that copies of the Stock Option Agreement and the prospectus for the Award are available on the Company’s internal web site and may be viewed and printed by Participant for attachment to Participant’s copy of this Notice. Participant represents that Participant has read and is familiar with the

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provisions of the Stock Option Agreement, and hereby accepts the Option subject to all of the terms and conditions hereof and thereof.

PDL BIOPHARMA, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:	Dominique Monnet
Title:

Date:	Date:
ATTACHMENTS: Stock Option Agreement; Exercise Notice

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PDL BioPharma, Inc.
Nonstatutory Inducement Stock Option Agreement

PDL BioPharma, Inc., has granted to Participant named in the Nonstatutory Inducement Stock Option Grant Notice (the “Notice”) to which this Nonstatutory Inducement Stock Option Agreement (this “Agreement”) is attached an option (the “Option”) to purchase certain shares of Common Stock upon the terms and conditions set forth in the Notice and this Agreement. By signing the Notice, the Participant: (a) acknowledges receipt of and represents that Participant has read and is familiar with the Notice and this Agreement and the current prospectus under the registration statement filed with the Securities and Exchange Commission (the “Prospectus”) which covers the Option, (b) accepts the Award subject to all of the terms and conditions of the Notice and this Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice and this Agreement.

1.	Definitions and Construction.

1.1    Non-Plan Grant; Incorporation of Terms of Plan. The Option is made and granted as a stand-alone award, separate and apart from, and outside of, the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), and shall not constitute an Award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Option (including but not limited to the adjustment provisions contained in Section 10 of the Plan), and the Option shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and the Notice or this Agreement, the terms of the Notice and this Agreement shall control.
1.2    Employment Inducement Grant. The Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.
1.3    Defined Terms. For convenience purposes only, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Notice and the Agreement.
1.4    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.    Grant of Option.
2.1    Grant of Option. In consideration of Participant’s agreement to commence employment with and remain in the employ of the Company or an Affiliate and for other good and valuable consideration, effective as of the Date of Grant set forth in the Notice, the Company has granted to Participant the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Notice, upon the terms and conditions set forth in the Notice and this Agreement.
2.2    Exercise Price. The Exercise Price per share of the shares of Common Stock subject to the Option shall be as set forth in the Notice.
2.3    Tax Status of Option. This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.
3.    Administration.
All questions of interpretation concerning the Option and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Option. For purposes of the Notice and this Agreement, the “Committee” shall mean (a) the Company’s Compensation Committee comprised of Independent Directors (as defined below), each of whom is also a Non-Employee Director, or (b) a majority of the Company’s Independent Directors. For purposes of this Award, the Notice and this Agreement, “Independent Director” shall mean a Director of the Company who is not an Employee of the Company and who qualifies as “independent” within the meaning of NASDAQ Stock Market Rule 5605(a)(2), or any successor rule, if the Company’s securities are traded on the NASDAQ Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time.

4.    Exercise of the Option.
4.1    Right to Exercise.
(a)    In General. Except as otherwise provided herein, and subject to Sections 6 and 7, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Notice in an amount not to exceed the number of Vested Shares less the number of Shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more Shares than the Number of Option Shares, as adjusted pursuant to Section 8. No portion of the Option which has not become vested and exercisable at the date of Participant’s termination of Continuous Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Committee or as set forth in a written agreement between the Company and Participant.
(b)    Vesting Cumulative. The installments provided for in the vesting schedule set forth in the Notice are cumulative. Each such installment of Shares which becomes Vested Shares pursuant to the vesting schedule set forth in the Notice shall remain Vested Shares until it becomes unexercisable under Section 6 or 7 hereof.

(c)    Change in Control Vesting. Solely for purposes of the vesting schedule set forth in the Notice (and for the avoidance of doubt, “Change in Control” for any other purposes of the Notice or this Agreement shall continue to have the meaning given to such term in the Plan), a “Change in Control” shall be deemed to have occurred as of the first day after the Date of Grant that any one or more of the following conditions is satisfied:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the outstanding shares of Common Stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or
(ii)    the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least fifty percent (50%) of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least fifty percent (50%) of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.
4.2    Method of Exercise. Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by Participant in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that Participant is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by Participant and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile or electronic transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state Participant’s election to exercise the Option, the number of whole shares of Common Stock for which the Option is being exercised and such other representations and agreements as to Participant’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Common Stock being purchased in such form of consideration permitted under Section 4.3(a) and the payment of any applicable withholding tax in accordance with Section 4.4. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice, the aggregate Exercise Price and any applicable withholding tax.

4.3    Payment of Exercise Price.
(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Common Stock for which the Option is being exercised shall be made in one of the following forms:
        (i)     By cash, check, bank draft or money order payable to the Company;
(ii)     With the consent of the Committee, by tender to the Company, or attestation to the ownership, of whole shares of Common Stock owned by Participant having a Fair Market Value not less than the aggregate Exercise Price;
(iii)     With the consent of the Committee, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company will accept a cash or other payment from Participant to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued;
(iv)     By means of a Cashless Exercise, as defined in Section 4.3(b); or
(v)     By any combination of the foregoing.
(b)    Limitations on Forms of Consideration.
(i)    Tender of Stock. Notwithstanding the foregoing, the Option may not be exercised (and any tax withholding obligation may not be satisfied) by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised (and any tax withholding obligation may not be satisfied) by tender to the Company, or attestation to the ownership, of shares of Common Stock unless such shares either have been owned by Participant for more than six (6) months or such other shorter or longer period, if any, required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(ii)    Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares of Common Stock then issuable upon exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), and confirmation that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Committee, but in any event not later than the settlement of such sale. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any such program or procedure, including with respect to Participant notwithstanding that such program or procedures may be available to others.

4.4    Tax Withholding.
(a)    Tax Withholding Right. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company or an Affiliate (each, a “Participating Company” and together the “Participating Company Group”), Participant hereby authorizes withholding from payroll and any other amounts payable to Participant, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option. The Company shall have no obligation to deliver shares of Common Stock until the tax withholding obligations of the Participating Company Group have been satisfied by Participant.
(b)    Forms of Consideration Authorized. The Company and its Affiliates may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    By cash, check, bank draft or money order payable to the Company or its Affiliate with respect to which the withholding obligation arises;
(ii)    By the deduction of such amount from other compensation payable to Participant;
(iii)    With respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Committee, by tendering to the Company, or attestation to the ownership, of whole shares of Common Stock owned by Participant having a Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or such lesser amount as may be necessary to avoid classification of the Option as a liability for financial accounting purposes);
(iv)     With the consent of the Committee, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of Shares with a Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or such lesser amount as may be necessary to avoid classification of the Option as a liability for financial accounting purposes); provided, however, that the Company will accept a cash or other payment from Participant to the extent of any remaining balance of the tax withholding obligation is not satisfied by such reduction in the number of whole Shares to be issued;
(v)    With respect to any withholding taxes arising in connection with the exercise of the Option, by means of a Cashless Exercise pursuant to which the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Affiliate with respect to which the withholding obligation arises in satisfaction of such withholding taxes; or
(vi)    In any combination of the foregoing.
(c)    Certain Company Rights. With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4(b), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4(b)(ii) or Section 4(b)(iv) above, or any combination of the foregoing as the Company may determine to be appropriate.
(d)    Participant Responsibility. Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Participating Company Group takes with respect to any tax withholding obligations that arise in connection with the Option. No member of the Participating Company Group makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Common Stock. The Participating Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
4.5    Beneficial Ownership of Shares; Certificate Registration. Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of Participant with any broker with which Participant has an account relationship of which the Company has notice any or all shares acquired by Participant pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the shares as to which the Option is exercised shall be registered in the name of Participant, or, if applicable, in the names of the heirs of Participant.
4.6    Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Common Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Common Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, the Option may not be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
4.7    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.
5.    Nontransferability of the Option.
During the lifetime of Participant, the Option shall be exercisable only by Participant or Participant’s guardian or legal representative. The Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of Participant or Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of Participant, the Option, to the extent provided in Section 7, may be exercised by Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
6.    Termination of the Option.
The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, or (b) the close of business on the last date for exercising the Option following termination of Participant’s Continuous Service as described in Section 7.
7.    Effect of Termination of Continuous Service.
7.1    Option Exercisability. The Option shall terminate immediately upon Participant’s termination of Continuous Service to the extent that it is then unvested and shall be exercisable after Participant’s termination of Continuous Service to the extent unexercised and exercisable for Vested Shares only during the applicable time period as determined below and thereafter shall terminate.
(a)    Disability. If Participant’s Continuous Service terminates because of the Disability of Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which Participant’s Continuous Service terminated, may be exercised by Participant (or Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.
(b)    Death. If Participant’s Continuous Service terminates because of the death of Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which Participant’s Continuous Service terminated, may be exercised by Participant’s legal representative or other person who acquired the right to exercise the Option by reason of Participant’s death at any time prior to the expiration of twelve (12) months after the date on which Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date. Participant’s Continuous Service shall be deemed to have terminated on account of death if Participant dies within three (3) months after Participant’s termination of Continuous Service for any reason other than the discharge of Participant by a Participating Company for Cause.
(c)    Cause. If Participant’s Continuous Service terminates because of the discharge of Participant by a Participating Company for Cause, the Option shall terminate immediately upon such termination and may not thereafter by exercised by Participant.
(d)    Other Termination of Continous Service. If Participant’s Service terminates for any reason, except Disability, death or by reason of discharge for Cause, the Option, to the extent unexercised and exercisable for Vested Shares by Participant on the date on which Participant’s Continuous Service terminated, may be exercised by Participant within three (3) months after the date on which Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.
8.    Adjustments for Changes in Capital Structure; Transactions.
Participant acknowledges that the Award is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 10 of the Plan.

9.    Rights as a Stockholder, Director, Employee or Consultant.
Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of the Shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 10 of the Plan. If Participant is an Employee, Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and Participant, Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon Participant any right to continue in the Continuous Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate Participant’s Continous Service as a Director, an Employee or Consultant, as the case may be, at any time.
10.    Legends.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock subject to the provisions of this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of Participant in order to carry out the provisions of this Section.
11.    Miscellaneous Provisions.
11.1    Termination or Amendment. The Committee may terminate or amend this Agreement at any time; provided, however, that, except as provided in Section 8, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
11.2    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
11.3    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
11.4    Delivery of Documents and Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the Company at its principal executive offices and to Participant at Participant’s most-recent address on the Company’s personnel records or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Award documents, which may include but do not necessarily include: the Notice, this Agreement, the Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to Participant electronically. In addition, Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)    Consent to Electronic Delivery. Participant acknowledges that Participant has read Section 11.4(a) of this Agreement and consents to the electronic delivery of the Award documents, the Notice and the exercise Notice, as described in Section 11.4(a). Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company by telephone or in writing. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents described in Section 11.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 11.4(a).
11.5    Clawback/Recovery. Participant hereby agrees that the Option is subject to the provisions of Section 9(l) of the Plan.
11.6    Integrated Agreement. The Notice and this Agreement together with any other employment, severance, service or other agreement between Participant and a Participating Company referring to the Option, if any, shall constitute the entire understanding and agreement of Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Agreement shall survive any exercise of the Option and shall remain in full force and effect.
11.7    Applicable Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware, without regard to that state’s conflict of law rules.
11.8    Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.9    Limitation on Participant's Rights. The grant of the Option confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Participant shall have only the rights of a general unsecured creditor of the Company with respect to the Option.

Participant: _____________
Date: _____________

STOCK OPTION EXERCISE NOTICE
PDL BioPharma, Inc.
Stock Administrator

Ladies and Gentlemen:

Option. I was granted a nonstatutory stock option (the “Option” ) to purchase shares of the common stock (the “Shares”) of PDL BioPharma, Inc. (the “Company”) pursuant to the Nonstatutory Inducement Stock Option Grant Notice (the “Notice”) and the Nonstatutory Inducement Stock Option Agreement (the “Option Agreement”) as follows:
Date of Grant:                     September 11, 2017
Number of Option Shares:             ________________
Exercise Price per Share:                 $_______________
Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Notice and the Option Agreement:
Total Shares Purchased:                ________________
Total Exercise Price (Total Shares X Price per Share)    $_________
Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:
Cash:                         $________
Check:                        $_________

Other:	Contact Plan Administrator
Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option.
Participant Information.

My address is:	______________________________________
______________________________________

My Social Security Number is:	______________________________________

Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Notice and the Option Agreement, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.
Very truly yours,
________________________________________
(Signature)
Receipt of the above is hereby acknowledged.
PDL BIOPHARMA, INC.
By:     ____________________________
Title:    ____________________________
Dated:    ____________________________